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EXHIBIT 12.1

FEDERAL EXPRESS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(IN MILLIONS, EXCEPT RATIOS)

	Nine Months Ended February 28,		Year Ended May 31,
	2002	2001	2001	2000	1999	1998	1997
Earnings:
Income before income taxes	$497	$641	$785	$843	$771	$735	$628
Add back:
Interest expense, net of capitalized interest	56	50	75	82	91	118	96
Amortization of debt issuance costs	—	—	1	1	9	1	1
Portion of rent expense representative of interest factor	446	419	563	575	535	500	435

Earnings as adjusted	$999	$1,110	$1,424	$1,501	$1,406	$1,354	$1,160

Fixed Charges:
Interest expense, net of capitalized interest	$56	$50	$75	$82	$91	$118	$96
Capitalized interest	20	16	23	30	35	31	39
Amortization of debt issuance costs	—	—	1	1	9	1	1
Portion of rent expense representative of interest factor	446	419	563	575	535	500	435

	$522	$485	$662	$688	$670	$650	$571

Ratio of Earnings to Fixed Charges	1.9	2.3	2.2	2.2	2.1	2.1	2.0

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  EXHIBIT 12.1